bioMETRX Signs Deal To Expand Business
Through Acquisition and Funding

JERICHO, N.Y., - March 19 /PRNewswire-FirstCall/ -- bioMETRX, Inc. (OTC Bulletin Board: BMRX - News) announced today that an agreement has been reached with Biometric Investors, LLC, that paves the way to expand the company’s reach across vertical consumer and OEM markets.

Biometric Investors has agreed to convey assets to bioMETRX in connection with a comprehensive financing. Biometric Investors, LLC has an $8.5 million secured investment in Sequiam Biometrics. “We are taking the necessary steps to secure the assets in which we have a perfected security interest. We believe that these assets combined with the resources of bioMETRX and it’s experienced management team, will have significant contributing value,” commented Robert Hoyt, managing partner at Crestview Capital, the majority owner of Biometric Investors, LLC. “Crestview has agreed to take the lead in bioMETRX’s next round of funding that is expected to total between $11.0 and $15.0 million, including the contribution of assets valued in excess of $5 million dollars,” added Mr. Hoyt. “This transaction will allow bioMETRX to dramatically scale up engineering and manufacturing capabilities, as well as substantially accelerate revenue growth while maintaining its’ relatively low overhead. The transaction will provide broader opportunities to bioMETRX in the consumer OEM markets to compliment its current consumer biometric product portfolio.”

“bioMETRX believes the acquisition of the assets and the simultaneous closing on funding will result in a stronger company with the industry’s most complete end-to-end consumer biometric solutions,” noted Lorraine Yarde, Chief Operating Officer at bioMETRX. “We have been executing our business model successfully for over 2 years by concentrating our limited resources on a select few partners and clients. We have received significant re-orders for our first product, as well as contracts and orders for new products. Once this transaction is closed, we expect an immediate positive impact on our ability to build product to fulfill orders, meet the growing demand for new products, increase revenue sources and partners, and improve shareholder value,” added Ms. Yarde.

bioMETRX is the leader in designing and engineering everyday consumer biometric products such as garage door openers, thermostats, luggage as well as door hardware, utilizing its proprietary smartTOUCH(TM) architecture. bioMETRX has established relationships with various retail and OEM partners including The Home Depot and Master Lock.

bioMETRX will reveal further details on the transaction later this month.

About bioMETRX, Inc.

bioMETRX, Inc. is rapidly becoming the leader in designing and bringing to market, practical, secure, everyday consumer biometric products for the garage door, door hardware, HVAC, home security, PC, automotive and portable lock markets. Utilizing its proprietary technology, the "powered by smartTOUCH(TM)" platform, bioMETRX has developed an entire family of products so smart, they recognize you. The company's product line is branded under the protected trade name smartTOUCH(TM). For more information, please visit http://www.biometrx.net

About Crestview Capital Partners

Crestview Capital Funds invests in public companies with a market capitalization that ranges from 5 million to 300 million dollars. Private placements in public companies (PIPES) are central to our investment strategy. In addition to PIPES, Crestview purchases third-party warrants and restricted stock, buy blocks at a discount, and other securities in private transactions. As investors in micro cap companies since September of 2000, we evaluate the strength of a potential investment's business model and the management teams' ability to execute their plan. Our fundamental approach leads us to have strong relationships with companies where we decide to invest. While we do not seek Board seats, we often add value through our network of potential independent Board candidates and consultants. Our investments focus on health care, technology, energy, and special situations. Our Board of Advisors play an integral role in providing industry expertise in our due diligence process. For more information, please visit http://www.crestviewcap.com.

Crestview Capital Funds is headquartered in Northbrook, IL a suburb of Chicago.

Safe Harbor Statement: This release may contain certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release with respect to bioMETRX's business, financial condition or results of operations, as well as matters of timing and the prospective terms of any transaction described are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond bioMETRX's control with respect to market acceptance of their technology and/or products, whether financing will be available, the effect of the application of acquisition accounting policies as well as certain other risk factors which are and may be detailed from time to time in bioMETRX's filings with the Securities and Exchange Commission.

Source: bioMETRX, Inc/Crestview Capital Partners
Contact:

bioMETRX Inquiries
Lorraine Yarde, COO
516-937-2828

Robert Hoyt, Managing Partner
Crestview Capital Partners
1-847-418-8301